UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2024

NCR ATLEOS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-41728

Maryland	92-3588560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (832) 308-4999

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NATL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).               Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

NCR Atleos Corporation, a Maryland corporation (the “Company”) announced that it and certain of its subsidiaries have entered into the First Amendment dated as of October 17, 2024 (the “First Amendment”) to the Credit Agreement dated as of September 27, 2023 by and among the Company, certain subsidiaries from time to time party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent (the “Administrative Agent”) (in effect prior to the effectiveness of this First Amendment, the “Credit Agreement”; the Credit Agreement, as modified by this Amendment, the “Amended Credit Agreement”). The First Amendment provides for (a) an increase in the aggregate principal amount of the revolving credit commitments equal to $100,000,000 such that the aggregate amount of revolving credit commitments after giving effect this Amendment will be $600,000,000 (“Revolving Credit Loans”), and (b) a new class of incremental term loan commitments (the “Term A-2 Commitments” and the loans made pursuant thereto, the “Term A-2 Loans”) to be established in an aggregate principal amount equal to $300,000,000.

The proceeds of the Term A-2 Loans will be used to, among other things, (i) prepay a portion of the Term B Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this Agreement (the “Existing Term B Loans”), (ii) to pay the call premium, fees, costs and expenses related to the foregoing transactions and (iii) for general corporate purposes. Immediately following the prepayment described in clause (i) above, the Existing Term B Loans shall be refinanced and replaced in their entirety with a new tranche of term loans under the Credit Agreement in an aggregate principal amount equal to $445,000,000 (the “New Term B Loans”).

Interest Rates

The existing senior secured term loan A facility (the "Term A-1 Loans"), the Term A-2 Loans and the Revolving Credit Loans will bear interest based on SOFR (or an alternative reference rate for amounts denominated in a currency other than Dollars), or, at the Company’s option, in the case of amounts denominated in Dollars, at a base reference rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest last quoted by the Administrative Agent as its “prime rate”, (c) the one-month SOFR rate plus 1.00%, and (d) 1.00% (the “Base Rate”), plus, as applicable, a margin ranging from 2.00% to 3.00% per annum for SOFR-based Term A-1 Loans, Term A-2 Loans and Revolving Credit Loans and ranging from 1.00% to 2.00% per annum for Base Rate-based Term A-1 Loans, Term A-2 Loans and Revolving Credit Loans, in each case, depending on the Company’s consolidated leverage ratio.

The New Term B Loans bear interest at SOFR or, at the Company’s option, the Base Rate, plus, as applicable, a margin of 3.75% per annum for SOFR-based Term B Loans and 2.75% for Base Rate-based Term B Loans.

Maturity Date

The Term A-2 Loans will mature on October 16, 2028, coterminous with the Revolving Credit Loans and the Term A-1 Loans. The New Term B Loans will mature on April 16, 2029.

The foregoing summary is qualified in its entirety by reference to the text of the First Amendment and the Amended Credit Agreement, which are filed as Exhibit 10.1 hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description
10.1	First Amendment dated as of October 17, 2024 (the “First Amendment”) to the Credit Agreement dated as of September 27, 2023 by and among the Company, certain subsidiaries from time to time party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent (the “Administrative Agent”)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Indicates management compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Atleos Corporation

By:	/s/ Paul J. Campbell
Paul J. Campbell
Executive Vice President and Chief Financial Officer

Date: October 18, 2024